Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

Second QUARTER 2024 FINANCIAL RESULTS

Board of Directors Declared Total Dividends of $0.57 per Share for Third Quarter 2024
Base Dividend of $0.43 and Supplemental Dividend of $0.14 Per Share

EVANSTON, Ill., August 1, 2024 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Financial Highlights

•
Total investment income of $35.7 million
•
Net investment income of $17.0 million, or $0.53 per share
•
Adjusted net investment income of $18.4 million, or $0.57 per share(1)
•
Invested $62.4 million in debt and equity securities, including one new portfolio company
•
Received proceeds from repayments and realizations of $43.1 million
•
Paid total dividends of $0.59 per share: regular quarterly dividend of $0.43 and a supplemental dividend of $0.16 per share on June 26, 2024
•
Net asset value (“NAV”) of $646.8 million, or $19.50 per share, as of June 30, 2024
•
Estimated spillover income (or taxable income in excess of distributions) as of June 30, 2024 of $41.3 million, or $1.25 per share

Management Commentary

“Our portfolio performed well during the second quarter even though investment activity was relatively light compared to the first quarter. Debt investments generated a 17.7% year-over-year increase in adjusted NII and the monetization of two equity investments resulted in net realized gains of $9.2 million. With new deal activity expected to be somewhat higher in the second half of the year, we remain focused on prudently building the portfolio and generating attractive risk-adjusted returns,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation.

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Second Quarter 2024 Financial Results

The following table provides a summary of our operating results for the three months ended June 30, 2024, as compared to the same period in 2023 (dollars in thousands, except per share data):

	Three Months Ended June 30,
	2024	2023	$ Change	% Change
Interest income	$31,507	$26,167	$5,340	20.4%
Payment-in-kind interest income	1,845	1,235	610	49.4%
Dividend income	357	304	53	17.4%
Fee income	1,522	2,237	(715)	(32.0%)
Interest on idle funds	433	615	(182)	(29.6%)
Total investment income	$35,664	$30,558	$5,106	16.7%

Net investment income	$16,950	$16,784	$166	1.0%
Net investment income per share	$0.53	$0.67	$(0.14)	(20.9%)

Adjusted net investment income (1)	$18,380	$15,610	$2,770	17.7%
Adjusted net investment income per share (1)	$0.57	$0.62	$(0.05)	(8.1%)

Net increase (decrease) in net assets resulting from operations	$24,099	$10,915	$13,184	120.8%
Net increase (decrease) in net assets resulting from operations per share	$0.75	$0.44	$0.31	70.5%

The $5.1 million increase in total investment income for the three months ended June 30, 2024, as compared to the same period in 2023, was primarily attributable to (i) a $6.0 million increase in total interest income (which includes payment-in-kind interest income) resulting from an increase in average debt investment balances outstanding, partially offset by a decrease in weighted average yield on debt investment balances outstanding, (ii) a $0.7 million decrease in fee income resulting from a decrease in prepayment and origination fees, partially offset by an increase in amendment fees, and (iii) a $0.2 million decrease in interest on idle funds due to a decrease in average cash balances outstanding.

For the three months ended June 30, 2024, total expenses, including the base management fee waiver and income tax provision, were $18.7 million, an increase of $4.9 million, or 35.9% from the $13.8 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended June 30, 2023. The increase was primarily attributable to (i) a $0.5 million increase in interest and financing expenses due to an increase in debt outstanding and an increase in weighted average interest rate on borrowings, (ii) a $0.6 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iii) a $0.7 million increase in the income incentive fee, (iv) a $2.6 million increase in capital gains incentive fee accrued, and (v) a $0.4 million increase in professional fees.

Net investment income increased by $0.2 million, or 1.0%, to $17.0 million during the three months ended June 30, 2024 as compared to the same period in 2023, as a result of the $5.1 million increase in total investment income, partially offset by the $4.9 million increase in total expenses, including base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.57 per share compared to $0.62 per share in the prior year.

For the three months ended June 30, 2024, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $9.2 million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $(7.1) million for the same period in 2023.

Portfolio and Investment Activities

As of June 30, 2024, the fair value of our investment portfolio totaled $1,078.4 million and consisted of 86 active portfolio companies and five portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 101.9% of the related cost basis as of June 30, 2024. As of June 30, 2024, the debt investments of 48 portfolio companies bore interest at a variable rate, which represented $688.4 million, or 72.8%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of June 30, 2024, our average active portfolio company investment at amortized cost was $12.3 million, which excludes investments in five portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 14.0% as of June 30, 2024. The weighted average yield was computed using the effective interest rates for debt investments at cost as of June 30, 2024, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing.

Second quarter 2024 investment activity included the following new portfolio company investment:

•
Enterprise Asset Management FM Purchaser, Inc. (dba MCIM), a provider of end-to-end maintenance, operations, and facility management software for mission-critical facilities. Fidus invested $17.0 million in first lien debt and $0.8 million in common equity.

Liquidity and Capital Resources

As of June 30, 2024, we had $48.3 million in cash and cash equivalents and $67.5 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). For the three months ended June 30, 2024, we received net proceeds of $33.0 million from the equity at-the-market program (the “ATM Program”). As of June 30, 2024, we had SBA debentures outstanding of $175.0 million, $125.0 million outstanding of our 4.75% notes due January 2026 (the “January 2026 Notes”) and $125.0 million outstanding of our 3.50% notes due November 2026 (the “November 2026 Notes” and collectively with the January 2026 Notes the “Notes”). As of June 30, 2024, the weighted average interest rate on total debt outstanding was 4.6%.

Third Quarter 2024 Dividends Totaling $0.57 Per Share Declared

On July 29, 2024, our board of directors declared a base dividend of $0.43 per share and a supplemental dividend of $0.14 per share for the third quarter. The dividends will be payable on September 26, 2024, to stockholders of record as of September 19, 2024.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2024 taxable income, as well as the tax attributes for 2024 dividends, will be made after the close of the 2024 tax year. The final tax attributes for 2024 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Subsequent Events

On July 2, 2024, we exited our debt investment in Aldinger Company. We received payment in full of $23.1 million on our first lien debt, which included a prepayment fee.

On July 25, 2024, we entered into an incremental commitment agreement relating to the Credit Facility that increased the total commitments available under the Credit Facility from $100.0 million to $140.0 million, subject to the borrowing base requirement. The $40.0 million increase was provided by three existing lenders.

Second Quarter 2024 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, August 2, 2024. To participate in the conference call, please dial (844) 808-7136 approximately 10 minutes prior to the call. International callers should dial (412) 317-0534. Please ask to be joined into the Fidus Investment Corporation call.

A live webcast of the conference call will be available at http://investor.fdus.com/news-events/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and was licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, and the timing, form and amount of any distributions or supplemental dividends in the future. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, such as changes in the financial and lending markets, the impact of the general economy (including an economic downturn or recession), and the impact of interest rate volatility; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	June 30,	December 31,
	2024	2023
ASSETS
Investments, at fair value:
Control investments (cost: $6,832 and $6,832, respectively)	$—	$—
Affiliate investments (cost: $48,014 and $46,485, respectively)	83,747	83,876
Non-control/non-affiliate investments (cost: $1,003,139 and $883,312, respectively)	994,677	874,030
Total investments, at fair value (cost: $1,057,985 and $936,629, respectively)	1,078,424	957,906
Cash and cash equivalents	48,320	119,131
Interest receivable	17,315	11,965
Prepaid expenses and other assets	1,880	1,896
Total assets	$1,145,939	$1,090,898
LIABILITIES
SBA debentures, net of deferred financing costs	$170,323	$204,472
Notes, net of deferred financing costs	247,799	247,243
Borrowings under Credit Facility, net of deferred financing costs	31,567	(1,082)
Secured borrowings	15,280	15,880
Accrued interest and fees payable	5,673	5,924
Base management fee payable, net of base management fee waiver – due to affiliate	4,639	4,151
Income incentive fee payable – due to affiliate	4,546	4,570
Capital gains incentive fee payable – due to affiliate	15,901	17,509
Administration fee payable and other, net – due to affiliate	445	789
Taxes payable	1,777	1,227
Accounts payable and other liabilities	1,223	741
Total liabilities	$499,173	$501,424
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 33,161,240 and 30,438,979 shares
issued and outstanding at June 30, 2024 and December 31, 2023, respectively)	$34	$31
Additional paid-in capital	557,331	504,298
Total distributable earnings	89,401	85,145
Total net assets	646,766	589,474
Total liabilities and net assets	$1,145,939	$1,090,898
Net asset value per common share	$19.50	$19.37

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Investment Income:
Interest income
Control investments	$—	$—	$—	$—
Affiliate investments	864	1,107	1,733	2,157
Non-control/non-affiliate investments	30,643	25,060	57,912	49,966
Total interest income	31,507	26,167	59,645	52,123
Payment-in-kind interest income
Control investments	—	—	—	—
Affiliate investments	—	—	—	—
Non-control/non-affiliate investments	1,845	1,235	3,894	1,872
Total payment-in-kind interest income	1,845	1,235	3,894	1,872
Dividend income
Control investments	—	—	—	—
Affiliate investments	154	172	502	520
Non-control/non-affiliate investments	203	132	252	168
Total dividend income	357	304	754	688
Fee income
Control investments	—	—	—	—
Affiliate investments	5	50	10	55
Non-control/non-affiliate investments	1,517	2,187	3,871	3,618
Total fee income	1,522	2,237	3,881	3,673
Interest on idle funds	433	615	2,141	1,258
Total investment income	35,664	30,558	70,315	59,614
Expenses:
Interest and financing expenses	6,062	5,591	12,074	10,776
Base management fee	4,706	4,051	9,138	7,905
Incentive fee - income	4,546	3,834	9,013	7,481
Incentive fee (reversal) - capital gains	1,430	(1,174)	1,929	(1,021)
Administrative service expenses	669	618	1,206	1,091
Professional fees	965	641	1,902	1,457
Other general and administrative expenses	269	264	498	504
Total expenses before base management fee waiver	18,647	13,825	35,760	28,193
Base management fee waiver	(67)	(72)	(136)	(144)
Total expenses, net of base management fee waiver	18,580	13,753	35,624	28,049
Net investment income before income taxes	17,084	16,805	34,691	31,565
Income tax provision (benefit)	134	21	114	58
Net investment income	16,950	16,784	34,577	31,507
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	(11,458)	—	(11,458)
Affiliate investments	—	99	—	99
Non-control/non-affiliate investments	10,784	5,818	12,527	5,876
Total net realized gain (loss) on investments	10,784	(5,541)	12,527	(5,483)
Income tax (provision) benefit from realized gains on investments	(1,579)	(1,538)	(1,523)	(1,538)
Net change in unrealized appreciation (depreciation):
Control investments	—	11,083	—	11,083
Affiliate investments	1,578	(2,113)	(1,658)	(4,602)
Non-control/non-affiliate investments	(3,634)	(7,760)	820	(4,563)
Total net change in unrealized appreciation (depreciation) on investments	(2,056)	1,210	(838)	1,918
Net gain (loss) on investments	7,149	(5,869)	10,166	(5,103)
Realized losses on extinguishment of debt	—	—	(521)	—
Net increase (decrease) in net assets resulting from operations	$24,099	$10,915	$44,222	$26,404
Per common share data:
Net investment income per share-basic and diluted	$0.53	$0.67	$1.10	$1.26
Net increase in net assets resulting from operations per share — basic and diluted	$0.75	$0.44	$1.40	$1.06
Dividends declared per share	$0.59	$0.70	$1.24	$1.36
Weighted average number of shares outstanding — basic and diluted	32,245,714	25,028,268	31,511,236	24,916,729

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and six months ended June 30, 2024 and 2023.

	($ in thousands)		($ in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2024	2023	2024	2023
Net investment income	$16,950	$16,784	$34,577	$31,507
Capital gains incentive fee expense (reversal)	1,430	(1,174)	1,929	(1,021)
Adjusted net investment income (1)	$18,380	$15,610	$36,506	$30,486

	(Per share)		(Per share)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2024	2023	2024	2023
Net investment income	$0.53	$0.67	$1.10	$1.26
Capital gains incentive fee expense (reversal)	0.04	(0.05)	0.06	(0.04)
Adjusted net investment income (1)	$0.57	$0.62	$1.16	$1.22

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com